Exhibit 5.5


FOR IMMEDIATE RELEASE


The following statement was issued by Bally Gaming International
Inc. (NASDAQ:BGII), WMS Industries, Inc. (NYSE: WMS), and Alliance Gaming Corporation (NASDAQ: ALLY).

     WILMINGTON, DELAWARE, August 14, 1995 - In order to explore the resolution of certain disputes between them, ( ) Bally Gaming International, Inc. and WMS Industries, Inc. today entered into an agreement with Alliance Gaming Corporation. The agreement provides that BGII will schedule its shareholder meeting for the consideration of the proposed merger with WMS and for the election of directors on October 30, 1995.

     The agreement also provides that until September 1, 1995 the parties will refrain from commencing litigation, and all current activities in the pending litigation instituted by Alliance will be held in abeyance until that date.

     Alliance has agreed to extend the expiration of its currently pending tender offer for shares of BGII until September 12, 1995 and to refrain from soliciting proxies, consents or the tendering of BGII shares until September 1, 1995. BGII and WMS agreed that until September 1, 1995 they will not engage in solicitation activities against the consents or tenders that Alliance is seeking.

     BGII and WMS are free to continue to proceed with the transactions contemplated by the definitive merger agreement they executed. Alliance is free to proceed with its attempt to seek to combine with BGII.

     The full text of the agreement is attached.